AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2007

Registration No. 333-140434

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRB ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0563497
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Wright
Chairman and Chief Executive Officer
PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Douglas R. Wright, Esq.
Geoffrey T. Williams, Jr., Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
(303) 607-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 27, 2007

PRELIMINARY PROSPECTUS

PRB ENERGY, INC.

Up to 1,280,000 Shares of our Common Stock

The persons listed in this prospectus under “Selling Stockholders” may offer and sell up to 1,280,000 shares of our common stock beneficially owned by them.  Of these shares, 1,250,000 are issued and outstanding and 30,000 shares are issuable upon exercise of outstanding warrants.  We originally issued the shares and warrants in private placement transactions.  Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution.” We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol “PRB.” On April 23, 2007, the closing price of our common stock was $2.97 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  See “Risk Factors” beginning on page 2 for a discussion of certain material factors that you should consider in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007

TABLE OF CONTENTS

Information About PRB Energy, Inc.

Risk Factors

Special Note Regarding Forward—Looking Statements

Use of Proceeds

Private Placement of Shares of Common Stock

Selling Stockholders

Plan of Distribution

Legal Matters

Experts

Where You Can Find More Information

Incorporation of Certain Documents by Reference

Securities and Exchange Commission Position on Certain Indemnification

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our” and “PRB Energy” refer to PRB Energy, Inc., together with its subsidiaries.

You should rely only on the information provided in this prospectus, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

We have not taken any action to permit a public offering of the shares of common stock covered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

INFORMATION ABOUT PRB ENERGY, INC.

We are an independent energy company engaged in the acquisition, development and production of natural gas and oil.  In addition, we provide gas gathering, processing and compression services for properties we operate and for third party producers.  We conduct our primary business activities in Wyoming, Colorado and Nebraska.  PRB Energy, as the parent company, operates through two wholly-owned subsidiaries, PRB Oil and Gas, Inc., an oil and gas exploitation and production company, and PRB Gathering, Inc., a natural gas gathering and processing company.  Shares of our common stock are traded on the American Stock Exchange under the ticker symbol “PRB.”

PRB Energy was initially formed under the name “PRB Transportation, Inc.” and was incorporated in the State of Nevada in December 2003.  On June 14, 2006, we changed our name to “PRB Energy, Inc.”  Our principal executive offices are located at 1875 Lawrence Street, Suite 450, Denver, Colorado 80202 and our telephone number is (303) 308-1330.

Recent Developments

Over the past year, we have made several significant asset acquisitions and we believe that we are well positioned for the long term.

The Recluse, Wyoming gas gathering system was assembled during 2006 through several separate purchases and provides a strategically located network of aggregating gas and transporting the aggregated gas to sales points.

In June 2006, we acquired from Pennaco Energy, Inc. working interests in approximately 579 gross (529 net) coal-bed methane wells on approximately 29,000 acres located in the Powder River Basin of Wyoming.   Of the 579 gross wells acquired, fewer than 121 wells were commercially producing natural gas, with the remainder shut in.   We currently have approximately 341 wells producing or capable of production and have the potential to bring approximately 50 additional shut-in wells back into production.

In December 2006, PRB Oil & Gas, Inc. acquired producing wells and approximately 330,000 net acres in the Denver-Julesburg Basin, which is located in northeast Colorado and southwest Nebraska.  This acquisition provides us with geographic diversity in our operations.  In addition, with the use of 3-D seismic, numerous potential conventional drilling locations have been identified.  This acquisition also includes additional proprietary 2-D and 3-D seismic that we believe should provide low-risk exploitation.

In connection with the December 2006 acquisition, PRB Energy and PRB Oil & Gas, Inc. entered into a Securities Purchase Agreement with two private lenders.  Pursuant to that agreement, PRB Oil & Gas, Inc. issued to the lenders $15 million of senior secured debentures and PRB Energy issued to the lenders 1,250,000 shares of common stock, which are being offered pursuant to this prospectus.  For more information regarding the issuance of the senior secured debentures and the 1,250,000 shares of our common stock, see “Private Placement of Shares of Common Stock.”

RISK FACTORS

You should carefully consider the following risks before investing in our common stock.  These risks could materially affect our business, results of operations or financial condition and cause the trading price of our common stock to decline.  You could lose any part or all of your investment.

Risks Related To The Oil And Natural Gas Industry And Our Business

We have incurred net losses from operations.  Our future performance is difficult to evaluate because we have a limited operating history.

Our operations commenced in January 2004.  In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance.  Since our inception, we have incurred net losses.  For the years ended December 31, 2006, 2005 and 2004, we incurred net losses (after convertible preferred stock dividends) applicable to common shareholders of $8.7 million, $4.8 million and $1.9 million, respectively.  The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit, and acquire natural gas and oil reserves.  As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

Oil and natural gas prices are volatile, and a decline in prices could hurt our profitability, financial condition and ability to grow.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on the prices we receive for oil and natural gas sales.  Oil and gas prices also affect our cash flows and borrowing capacity, as well as the amount and value of our oil and gas reserves.

Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile.  Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and gas, market uncertainty and other factors that are beyond our control, including:

•              worldwide and domestic supplies of oil and natural gas;

•              technological advances affecting energy consumption;

•              the price and availability of alternative fuels;

•              worldwide and domestic economic conditions;

•              the level of consumer demand;

•              the availability of transportation facilities;

•              weather conditions; and

•              governmental regulations and taxes.

These factors and the volatility of oil and gas markets make it very difficult to predict future oil and gas price movements with any certainty.  Declines in oil or gas prices would reduce our revenues and could also reduce the amount of oil and gas that we can produce economically and therefore could have a material adverse effect on us.

If we are not able to replace reserves, we will not be able to sustain production.

Our future operations depend on our ability to find, develop and acquire oil and gas reserves that are economically recoverable.  Our properties produce oil and gas at a declining rate over time.  In order to become profitable we must develop our recently acquired properties or locate and acquire new oil and gas reserves to replace those being depleted by production.  We may do this even during periods of low oil and gas prices.  Competition for the acquisition of producing oil and gas properties is intense and many of our competitors have financial and other resources for acquisitions that are substantially greater than those available to us.  Therefore, we may not be able to acquire oil and gas properties that contain economically recoverable reserves, or we may not be able to acquire such properties at prices acceptable to us.  Without successful drilling or acquisition activities, our reserves, production and revenues will decline.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

Our business strategy includes an acquisition program.  The successful acquisition of producing oil and gas properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•              the amount of recoverable reserves;

•              future oil and natural gas prices;

•              estimates of operating costs;

•              estimates of future development costs;

•              estimates of the costs and timing of plugging and abandonment; and

•              potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, and may not permit us to become familiar enough with the properties to fully assess their capabilities and deficiencies.  In the course of our due diligence, we may not inspect every well or pipeline.  Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made.  We may not be able to obtain contractual indemnities from the seller for liabilities that it created.  We may be required to assume the environmental and production risks associated with the properties.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

In order to finance acquisitions of additional producing properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means.  These changes in capitalization may significantly affect our risk profile.  Additionally, significant acquisitions or other transactions could change the character of our operations and business.  The character of the new properties could be substantially different in operating or geological characteristics or geographic location than our existing properties.  Furthermore, we may not be able to obtain external funding for future acquisitions or other transactions or to obtain external funding on terms acceptable to us.

The guarantee of certain indebtedness of our subsidiary and the covenants in the agreements governing that debt and the guarantee could negatively impact our financial condition, results of operations and business prospects.

On December 28, 2006, PRB Oil & Gas, Inc., our wholly-owned subsidiary, issued $15 million in senior secured debentures to certain lenders.  PRB Energy and PRB Gathering, Inc. guaranteed payment of this debt and pledged substantially all of their assets as collateral.  If PRB Oil & Gas, PRB Energy and PRB Gathering, Inc. fail to comply with the covenants and other restrictions in the agreements governing the senior secured debentures, an event of default could occur that would permit the lenders to foreclose on substantially all of our assets.  Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.  If PRB Oil & Gas, Inc. cannot make certain payments under the debentures, we may not have sufficient funds to make the guaranteed payments.  If we are required but unable to make the guaranteed payments under the debentures out of cash on hand or from internal cash flow, we could attempt to refinance the debentures, sell assets, or repay the debentures with the proceeds from an equity or debt offering.  We may not be able to generate sufficient cash flow to pay the interest on the debentures, or future borrowings, equity financings or proceeds from the sale of assets may not be available to pay or refinance the amounts owed on the debentures.  The terms of the Secured Guaranty and the debentures may also prohibit us from taking such actions without first retiring the debt represented by the debentures.  Factors that will affect our ability to raise cash through a debt or equity offering or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing.  We may not be able to successfully complete any such offering or sale of assets.

The agreements governing the senior secured debentures contain various covenants limiting the discretion of our management in operating our business.

The guarantee of, and the agreements governing, the senior secured debentures contain various restrictive covenants.  In particular, these agreements will limit our and our subsidiaries’ ability to, among other things:

•              pay dividends on, redeem or repurchase our capital stock;

•              make loans to others;

•              incur additional indebtedness or issue preferred stock;

•              create certain liens; and

•              purchase or sell assets.

If we fail to comply with the restrictions in the Secured Guaranty, or the agreements governing, the senior secured debentures, an event of default may allow the creditors to foreclose on substantially all of our assets.  Any such default or foreclosure could have a material adverse effect on us.

Our convertible subordinated notes are collateralized by some of our assets, which could result in a loss of those assets if we were to default on those debt instruments.

During the first quarter of 2006, we issued through a private offering approximately $22 million of convertible subordinated notes that carry an interest rate of 10% per annum, with interest due and payable on a quarterly basis.  The convertible subordinated notes are collateralized by certain of our gathering assets located in Campbell County, Wyoming.  We may not be able to fully service the interest payments on those debt instruments in the future or repay the principal amounts due under those debt instruments.  If we cannot make certain payments under the convertible subordinated notes, we may default upon our obligations under the convertible subordinated notes and our creditors could foreclose on the gathering assets located in Campbell County, Wyoming.  Under certain circumstances, a default upon our obligations under the convertible subordinated notes could lead to an event of default under the senior secured debentures.  Any such default or foreclosure could have a material adverse effect on us.

Our development operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

The oil and natural gas industry is capital intensive.  We make and expect to continue to make substantial capital expenditures in our business and operations for development, production and acquisition of oil and natural gas reserves.  To date, we have financed capital expenditures primarily with proceeds from the issuance of debt and equity plus cash generated by operations.  We intend to finance our future capital expenditures with cash flow from operations and our access to other capital.  Our cash flow from operations and access to capital are subject to a number of variables, including:

•              our proved reserves;

•              the level of oil and natural gas we are able to produce from existing wells;

•              the prices at which oil and natural gas are sold; and

•              our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels.  We may, from time to time, need to seek additional financing.  There can be no assurance as to the availability or terms of any additional financing.

If additional capital is needed, then we may not be able to obtain debt or equity financing on terms favorable to us, or at all.  If cash generated by operations is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our prospects, which in turn could lead to a possible loss of properties and a decline in our reserves.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas will be found.  The cost of drilling and completing wells is often uncertain, and oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control.  These factors include:

•              unexpected drilling conditions;

•              title problems;

•              pressure or irregularities in formations;

•              equipment failures or accidents;

•              adverse weather conditions;

•              compliance with environmental and other governmental requirements;

•              delays caused by regulatory approvals from state, local and other governmental authorities;

•                                          shortages or delays in the availability of or increases in the cost of drilling rigs and the delivery of equipment;

•              lack of availability of experienced drilling crews; and

•              lack of pipeline availability or pipeline capacity.

The wells we drill may not be productive and we may not recover all or any portion of our investment in such wells.  The seismic data and other technologies that we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically.  The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project.  Drilling activities can result in dry wells or wells that are productive but do not produce sufficient net revenues after operating and other costs to cover initial drilling costs.

Our future drilling activities may not be successful, or our overall drilling success rate or our drilling success rate for activity within a particular area may decline.  In addition, we may not be able to obtain any options or lease rights in potential drilling locations that we identify.  Although we have identified numerous potential drilling locations, we may not be able to economically produce oil or natural gas from them.

The materialization of any or all of these risks could have a materially adverse effect on our business, financial condition and results of operations.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures.

Substantially all of our producing properties are located in the Rocky Mountain region, making us vulnerable to risks associated with operating in one major geographic area.

Our operations are focused on the Rocky Mountain region, which means our producing properties are geographically located in the states of Colorado, Nebraska and Wyoming.  As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these areas caused by significant governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of natural gas produced from the wells in these basins.

Our operations are subject to operational hazards and unforeseen interruptions for which we may be inadequately insured, resulting in losses to us.

Our operations, including gathering, processing, exploitation and production, are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures and other events beyond our control.  These events might result in a loss of equipment or life, injury or extensive property damage, as well as an interruption in our operations.  We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates.  In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage.  A significant liability for which we were not fully insured could adversely affect us.

Our operations are subject to complex laws and regulations, including environmental regulations, that may result in substantial costs and other risks.

Federal, state and local authorities extensively regulate the oil and gas industry.  Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production.  Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability.

Governmental authorities regulate various aspects of oil and gas drilling and production, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

Our operations are also subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities in jurisdictions where we are engaged in development or production operations.  New laws or regulations, or changes to current requirements, could result in material costs or claims with respect to properties we own or have owned.  We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies.  We could face significant liabilities to governmental authorities and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation.  Existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, may have a material adverse effect on us.

Future oil and gas price declines or unsuccessful development efforts may result in write-

downs of our development and production asset carrying values, thereby reducing our assets and net worth.

We follow the successful efforts method of accounting for our oil and gas properties.  All property acquisition costs and costs of development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered.

The capitalized costs of our oil and gas properties, on a field basis, cannot exceed the estimated future net cash flows of that field.  If net capitalized costs exceed future net revenues, we must write-down the costs of each such field to our estimate of fair market value.  Unproved properties are evaluated at the lower of cost or fair market value.  Accordingly, a significant decline in oil or gas prices or unsuccessful development efforts could cause a future write-down of capitalized costs, reducing our assets and net worth.

We review the carrying value of our properties quarterly based on prices in effect as of the end of each quarter.  Once incurred, a write-down of oil and gas properties cannot be reversed at a later date even if oil or gas prices increase.

Competition in our industry is intense, and many of our competitors have greater financial and technical resources than we do.

We face intense competition from major oil companies, independent oil and gas exploration and production companies, financial buyers and institutional and individual investors who are actively seeking oil and gas properties in the Rocky Mountain region in which we operate and elsewhere, along with the equipment, expertise, labor and materials required to operate oil and gas properties.  Many of our competitors have financial and technical resources vastly exceeding those available to us, and many oil and gas properties are sold in a competitive bidding process in which our competitors may be able to pay more for development prospects and productive properties or in which our competitors have technological information or expertise to evaluate and successfully bid for the properties that is not available to us.  In addition, shortages of equipment, labor or materials as a result of intense competition may result in increased costs or the inability to obtain those resources as needed.  We may not be successful in acquiring and developing profitable properties in the face of this competition.

A significant decrease in the supply of natural gas from our gas gathering customers could reduce our revenue and earnings.

Investments by our gas gathering customers in the maintenance of existing wells and the further development of their reserves will affect their production rates and the volume of gas we gather.  Drilling activity generally decreases as gas prices decrease.  We have no control over our customers’ level of drilling activity, the amount of reserves underlying their wells and the rate at which their production from a well will decline.  Drilling activity of our customers is affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, geological considerations, governmental regulation and the availability and cost of capital.  A significant decrease in the supply of natural gas we are gathering would reduce our revenue and results of operations.

We depend on our chief executive and chief operating officers for critical management decisions and industry contacts.

We do not have employment agreements with our chief executive and chief operating officers and do not carry key person insurance on their lives.  The loss of the services of either of these executive officers, through incapacity or otherwise, could have a material adverse effect on our operations and would require us to seek and retain other qualified personnel.

Risks Related To This Offering And Our Common Stock

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities.  The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.  In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•              actual or anticipated quarterly variations in our operating results;

•                                          changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•              announcements relating to our business or the business of our competitors;

•              conditions generally affecting the oil and natural gas industry;

•              the success of our operating strategy; and

•              the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock.  If the market price of our common stock declines significantly, you may be unable to resell your shares of our common stock at or above the price you pay for the shares.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.  In addition, the stock markets in general can experience considerable price and volume fluctuations.

Future sales of our common stock may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, including the shares offered by the selling stockholders pursuant to this prospectus, or the perception that these sales may occur, could cause the market price of our common stock to decline.  In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock or other securities.

We may be required to make significant cash payments if we fail to satisfy certain registration requirements set forth in the Registration Rights Agreement.

In connection with our issuance of 1,250,000 shares of common stock to DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC, we entered into a Registration Rights Agreement.  Pursuant to that agreement, if we fail to: (i) have the registration statement declared effective by the SEC on or before the date that is 150 days after December 28, 2006 (an “Effectiveness Failure”) or (ii) maintain the effectiveness of this registration statement while shares of common stock covered by the Registration Rights Agreement remain unsold (a “Maintenance Failure”), then, unless the grace periods set forth in the Registration Rights Agreement apply, as partial relief for the damages to any holder by any such delay in or reduction of its ability to sell the shares of common stock, we must pay to each holder an amount in cash equal to 1% of the aggregate purchase price (as such term is defined in the Securities Purchase Agreement for the debentures) allocable to such holder’s securities included in this prospectus on each of the following dates: (i) the day of an Effectiveness Failure and on every 30th day thereafter until such Maintenance Failure is cured; and (ii) the initial day of a Maintenance Failure and on every 30th day thereafter until such Maintenance Failure is cured.  If we fail to make these registration delay payments in a timely manner, the registration delay payments will bear interest at the rate of 2% per month until paid in full.  The aggregate amount of registration delay payments may not exceed $750,000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about us.  All statements, other than statements of historical facts, included in this prospectus are forward-looking statements.  Forward-looking statements are statements that can be identified by, among other things, the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “should,” “seeks,” “plans,” “scheduled to,” “anticipates,” or “intends” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions.  Such forward-looking statements are based upon the current beliefs and expectations of management, but are subject to uncertainty and changes in circumstances that could cause actual results to differ from the forward-looking statements.  Actual results may differ materially from these expectations due to, among other things, variations in exploration and other drilling results; oil and gas price volatility; delays or cancellations of drilling operations and other capital expenditures because of permitting or other regulatory issues, weather and other natural and economic forces; uncertainties inherent in oil and gas production operations and estimating reserves; unexpected future capital expenditures; increases in our cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; competition; changes in political, economic, business, competitive and market factors; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory initiatives affecting us; and management of rapid growth.  Many of these factors are beyond our control.  We undertake no obligation to update or revise any forward-looking statement in this prospectus, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part under our contractual obligation to DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC, two of the selling stockholders named in the section entitled “Selling Stockholders.”  We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.  We will, however, receive either $7.50 or $5.50 per share in cash, if the warrants representing the 30,000 shares of our common stock are exercised by the holder of the warrants for cash.  The holder of the warrants is under no obligation to exercise them any time or at all.  If all of the warrants are exercised for cash, we will receive aggregate consideration of $185,000.  We intend to use any proceeds from the exercise of the warrants for general corporate purposes.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK

On December 28, 2006, PRB Oil & Gas, Inc., our wholly-owned subsidiary, to which we refer as PRB Oil & Gas, closed on the acquisition of 13 wells, consisting of 12 gas wells and one water disposal well, and approximately 330,000 net acres in northeast Colorado and southwest Nebraska, to which we refer as the Properties, for $11.7 million in cash.  Under the terms of the Purchase and Sale Agreement, there may be adjustments made to the initial purchase price within 180 days of closing.  The sellers of the Properties were Lance Oil & Gas Company, Inc. and Western Gas Resources, Inc.  In addition to the producing wells, the acquisition includes approximately 159 drilling locations as identified by 3-D seismic and the license to 85 square miles of proprietary 3-D seismic and 115 miles of proprietary 2-D seismic.

On December 28, 2006, in connection with the acquisition of the Properties, PRB Energy and PRB Oil & Gas entered into a Securities Purchase Agreement with DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC, two of the selling stockholders, which we refer to as the lenders.  Pursuant to the Securities Purchase Agreement, in exchange for $15 million of proceeds, PRB Oil & Gas issued and sold to the lenders $15 million of senior secured debentures and PRB Energy issued and sold to the lenders 1,250,000 shares of common stock, which are being offered under this prospectus.  The senior secured debentures mature and are due and payable on August 31, 2008 and bear interest at 13% per annum, which is due and payable quarterly.  Subject to certain conditions, the senior secured debentures can be prepaid by PRB Oil & Gas with a premium for early prepayment of 110% of the principal amounts.  Upon the occurrence of an event of default, as described in the senior secured debentures, the payment of the principal amounts under the senior secured debentures may be accelerated and the interest rate applicable to the principal amounts will be increased to 18% per annum during the period the default exists.  A majority of the proceeds received by PRB Oil & Gas from the lenders was used for the acquisition of the Properties with the balance to be used for general corporate purposes.

Pursuant to the terms of a Pledge and Security Agreement entered into by and among PRB Energy, PRB Oil & Gas, PRB Gathering, Inc, and the lenders, the senior secured debentures are collateralized by substantially all of our assets, except for certain excluded assets as described in the Pledge and Security Agreement.  Pursuant to the terms of the Pledge and Security Agreement, the lenders are entitled to foreclose on, and take possession of the pledged assets if an event of default occurs.  In addition, pursuant to the terms of the Secured Guaranty, PRB Energy and PRB Gathering, Inc. have agreed to jointly and severally guarantee the performance of PRB Oil & Gas under the senior secured debentures and the other transaction documents.

The shares of our common stock issued to the lenders, immediately prior to the time they were issued, represented 14.5% of our outstanding common stock on a fully diluted basis.  We also entered into a Registration Rights Agreement with the lenders requiring us to file a registration statement registering the shares issued to the lenders for resale on behalf of them under the Securities Act of 1933.  In the event that the registration statement is not declared effective within one hundred-fifty (150) days of December 28, 2006 or the effectiveness of the registration statement is not maintained, we are obligated to pay, on a pro rata basis, to each holder of the shares of common stock issued to the lenders certain delay payments described in the Registration Rights Agreement.  Such delay payments shall not exceed, in the aggregate, $750,000.

SELLING STOCKHOLDERS

Up to 1,280,000 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders and include the following:

•                  1,250,000 shares of our common stock issued in a private placement transaction on December 28, 2006;

•                  10,000 shares of our common stock underlying a warrant exercisable at $7.50 per share that was issued to Marilena Marrelli on May 22, 2006; and

•                  20,000 shares of our common stock underlying a warrant exercisable at $5.50 per share that was issued to Marilena Marrelli on May 22, 2006.

We originally issued the shares of our common stock being offered by the selling stockholders in private placement transactions.  For additional information regarding the issuance of the shares of common stock on December 28, 2006, see “Private Placement of Shares of Common Stock” above.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  With respect to DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC, except for the ownership of the shares of common stock issued pursuant to the Securities Purchase Agreement and the issuance of the senior secured debentures pursuant to the Securities Purchase Agreement, those selling stockholders have not had any material relationship with us within the past three years.  With respect to Marilena Marrelli, except for the issuance and ownership of the warrants, including the underlying shares of our common stock, and the fact that Ms. Marrelli was formerly a member of the Board of Directors of PRB Energy, Ms. Marrelli has not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  To our knowledge, subject to community property laws where applicable, each person named below in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  The second column lists the number of shares that the selling stockholders beneficially own as of the date hereof.

The third column lists the number of shares of our common stock being offered by the selling stockholders under this prospectus.

In accordance with the terms of the Registration Rights Agreement with DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC, this prospectus generally covers the resale of up to 100% of the shares of common stock we have issued pursuant to the Securities Purchase Agreement.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)
DKR Soundshore Oasis Holding Fund Ltd.(2)	625,000		625,000	0
West Coast Opportunity Fund, LLC(3)	625,000		625,000	0
Marilena Marrelli	30,000	(4)	30,000	0
Total	1,280,000		1,280,000	0

(1)                       Assumes the sale of all shares offered hereby and no other transactions regarding the common stock entered into by the selling stockholders.

(2)                       The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”).  The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.  Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.  Mr. Fischer disclaims beneficial ownership of the shares.

(3)                       The investment manager of West Coast Opportunity Fund, LLC (the “Fund”) is West Coast Asset Management (the “Investment Manager”).  The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.  Paul Orfalea, Lance Helfert and Atticus Lowe constitute the Investment Committee of the Investment Manager.  Messrs. Orfalea, Helfert and Lowe disclaim beneficial ownership of the shares.

(4)                       Represents shares underlying two warrants.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued to investors pursuant to three separate private placement transactions to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus.  Except as described above in “Use of Proceeds,” we will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts and commissions and brokers’ or agents’ commissions or selling commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions, of the types described below:

•                                          on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          through the writing of options, whether such options are listed on an options exchange or otherwise;

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales;

•              sales pursuant to Rule 144;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling the shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell the shares of our common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $22,526 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts, commissions and concessions and brokers’ or agents’ commissions and concessions or selling commissions and concessions, if any.  We will indemnify DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the Registration Rights Agreement, or DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC will be entitled to contribution.  We may be indemnified by DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund, LLC specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Faegre & Benson LLP, Denver, Colorado.

EXPERTS

Hein & Associates, LLP, independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance upon our auditors’ reports, given on their authority as experts in accounting and auditing.

Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance upon our auditors’

reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus.  The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities offered under this prospectus.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC.  We make available free of charge on or through our Internet website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.  Our Internet website address is www.prbenergy.com.  Our website is not a part of this prospectus.  You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an Internet Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC.  The address of that web site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.  Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities.  These documents contain important information about us.

•                       Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 30, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on January 5, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on January 9, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on January 12, 2007.

•                       Our Current Report on Form 8-K/A filed with the Commission on January 17, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on January 30, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on February 2, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on February 14, 2007.

•                       Our Current Report on Form 8-K/A filed with the Commission on March 14, 2007.

•                       Our Current Report on Form 8-K filed with the Commission on April 23, 2007.

•                       The description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on April 8, 2005, including any amendment or report filed for the purpose of updating such description.

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the respective dates of filing those documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document that also is or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov.  You also can obtain these documents from us without charge by visiting our web site at www.prbenergy.com or by requesting them in writing, by email or by telephone at the following address:

William F. Hayworth,
President and Chief Operating Officer
PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

Our bylaws, as amended, provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officer and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to our Amended and Restated Articles of Incorporation, our bylaws, as amended, and Nevada law, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the registrant.

To Be Paid By PRB Energy
SEC Registration fee(1)	$518
Accounting fees and expenses(2)	5,000
Legal fees and expenses(2)	15,000
Miscellaneous(2)	2,000
Total	$22,518

(1)           Previously paid.

(2)           Estimated.

ITEM 15.  Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances.  The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officer and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.  We have been advised that, in the opinion of the SEC, indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and, therefore, such indemnification provisions may be unenforceable.

ITEM 16.  Exhibits.

The exhibits listed on the Exhibit Index of this registration statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the undersigned registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 27, 2007.

PRB ENERGY, INC.

By:	\s\ Robert W. Wright
Robert W. Wright,
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signatures	Title	Date

\s\ Robert W. Wright	Chairman, Chief Executive Officer and Director	April 27, 2007
Robert W. Wright	(principal executive officer)

\s\ William F. Hayworth	President, Chief Operating Officer and Director	April 27, 2007
William F. Hayworth

\s\ Daniel D. Reichel	Vice President of Finance and Treasurer	April 27, 2007
Daniel D. Reichel	(principal financial and accounting officer)

S-1

	Signatures	Title	Date

	\s\ Gus J. Blass, III*	Director	April 27, 2007
Gus J. Blass, III

		Director	, 2007
Paul L. Maddock, Jr.

	\s\ Sigmund J. Rosenfeld*	Director	April 27, 2007
Sigmund J. Rosenfeld

	\s\ Reuben Sandler*	Director	April 27, 2007
Reuben Sandler

	\s\ James P. Schadt*	Director	April 27, 2007
James P. Schadt

	\s\ Joseph W. Skeehan*	Director	April 27, 2007
Joseph W. Skeehan

*By:	/s/ Robert W. Wright
Robert W. Wright
Attorney-in-fact
April 27, 2007

S-2

EXHIBIT INDEX

Exhibit 4*	Registration Rights Agreement, dated as of December 28, 2006, by and among PRB Energy, Inc. and the Buyers named therein.

Exhibit 5**	Opinion of Faegre & Benson LLP.

Exhibit 10.1*	Securities Purchase Agreement, dated as of December 28, 2006, by and among PRB Oil & Gas, Inc., PRB Energy, Inc. and the Buyers named therein.

Exhibit 10.2**	Form of Warrant Issued to Marilena Marrelli.

Exhibit 23.1***	Consent of Hein & Associates LLP.

Exhibit 23.2***	Consent of Ehrhardt Keefe Steiner & Hottman PC.

Exhibit 23.3**	Consent of Faegre & Benson LLP (included in Exhibit 5).

Exhibit 24**	Power of Attorney.

*                                         Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2007.

**                                  Previously filed electronically.

***                           Filed herewith electronically.